October 25, 2016

Raghu Raghuram

Dear Raghu,

I am pleased to present you with this letter to document your new role at VMware, Inc. (“VMware”).

Title
Effective October 26, 2016 (the “Effective Date”), your new title is Chief Operating Officer, Products and Cloud Services. In your role, you will report directly to me.

Salary and Bonus
As of the Effective Date, your annual base salary rate will continue to be $610,000, and you will remain a participant in VMware's Executive Bonus Program as it may be amended from time to time. You will continue to be eligible for an annual target bonus opportunity of 100% of your eligible compensation.

Equity
Your existing equity awards will remain in effect in accordance with their terms. You will be eligible for future equity award grants by the Compensation and Corporate Governance Committee of the VMware Board of Directors (the “Committee”) in accordance with VMware’s ongoing compensation programs for its executive officers.

Severance Protection
You will remain a participant in the VMware Executive Retention Plan adopted on June 15, 2016, as it may be amended from time to time in accordance with and subject to its terms and conditions.

Change in Control Protection
You will remain a participant in the VMware Change in Control Retention Plan adopted on February 25, 2015, as it may be amended from time to time in accordance with and subject to its terms and conditions.

Entire Agreement
This letter agreement represents the entire agreement between you and VMware with respect to the matters set forth herein and supersedes and replaces any prior agreements, written or oral, with respect to your role and compensation.

I would like to thank you for your contributions to VMware’s successes and for your continued
commitment toward accomplishment of our goals.

Best regards and continued success,

Pat Gelsinger, Chief Executive Officer

Signed: /s/ Raghu Raghuram Date: October 31, 2016 Raghu Raghuram